Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Pioneer Natural Resources Company (the “Company”) pertaining to the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan, Jagged Peak Energy Inc. 2017 Long Term Incentive Plan, and the Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan of the reference to our firm, in the context in which they appear, and of our audit letter dated January 17, 2020, included in the Annual Report on Form 10-K for the year ended December 31, 2019, of the Company and its subsidiaries, filed with the U.S. Securities and Exchange Commission on February 24, 2020.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

January 12, 2021